Exhibit 4.16

Date 18 October 2011

GOLAR LNG LIMITED

as Lender

-and-

GOLAR LNG PARTNERS L.P.

as Borrower

LOAN AGREEMENT

relating to term loan facility of up to

US$222,309,582.29

Watson, Farley & Williams

London

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	2

3	DRAWDOWN	2

4	INTEREST AND DEFAULT INTEREST	2

5	REPAYMENT, PREPAYMENT AND CANCELLATION	3

6	CONDITIONS PRECEDENT	3

7	REPRESENTATIONS AND WARRANTIES	3

8	UNDERTAKINGS	4

9	PAYMENTS AND CALCULATIONS	4

10	EVENTS OF DEFAULT	4

11	COSTS	6

12	INDEMNITIES	6

13	NO SET-OFF OR TAX DEDUCTION	6

14	ILLEGALITY	7

15	TRANSFERS	7

16	NOTICES	8

17	SUPPLEMENTAL	9

18	LAW AND JURISDICTION	9

SCHEDULE 1 DRAWDOWN NOTICE		11

EXECUTION PAGE		12

THIS AGREEMENT is made on 11 October 2011

BETWEEN

(1)                                 GOLAR LNG LIMITED, a company incorporated in Bermuda whose registered office is at 14 Par La Ville Place, Par La Ville Road, Hamilton, Bermuda (the “Lender”); and

(2)                                 GOLAR LNG PARTNERS L.P., a limited partnership formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrower)”.

IT IS AGREED as follows:

1                                         INTERPRETATION

1.1                               Definitions.  In this Agreement:

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)                                 31 December 2011; or

(b)                                 if earlier, the Drawdown Date or the date on which the Lender’s obligation to make the Loan is cancelled or terminated;

“Business Day”  means a day on which banks are open in London and, in respect of a day on which a payment is required to be made under this Agreement, also in New York City;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form approved by the Lender);

“Event of Default” means any of the events or circumstances described in Clause 10.1;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Nordea Facility Agreement” means the facility agreement dated 29 September 2008 (as amended and supplemented to date) and made between (i) the Borrower as borrower, (ii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iii) Nordea Bank Norge ASA, DnB NOR Bank ASA, Citigroup Global Markets Limited, BNP Paribas and Lloyds TSB Bank plc as lead arrangers, (iv) Nordea Bank Finland plc, DnB NOR Bank ASA, Citibank N.A., BNP Paribas and Lloyds TSB Bank plc as swap banks, (v) Nordea Bank Norge ASA as facility agent (the “Facility Agent”), (vi) Nordea Bank Norge ASA as security agent and (vii) Citigroup Global Markets Limited as bookrunner, in respect of a loan facility to the Borrower of up to US$285,000,000; and

“Repayment Date” means the date on which the Loan is to be repaid in accordance with Clause 5.

1.2                               Clause references.  References in this Agreement to Clauses are, unless otherwise specified, references to clauses of this Agreement.

1.3                               References to persons.  References to “person” or “persons” or to words importing persons include, without limitation, individuals, firms, corporations, government agencies, committees, departments, authorities and other bodies, incorporated or unincorporated, whether having distinct legal personality or not.

1.4          Clause headings.  Clause headings are for ease of reference only.

2                                         FACILITY

2.1                               Amount of facility.  Subject to the other provisions of this Agreement, the Lender shall make a loan facility not exceeding $222,309,582.29 available to the Borrower.

2.2                               Purpose of facility.  The Borrower undertakes to use the Loan to finance the purchase by it of all of the shares in Golar LNG Holding Co. and for general working capital requirements.

3                                         DRAWDOWN

3.1                               Request for advance of Loan.  Subject to the following conditions, the Borrower may request the Loan to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 1 Business Day prior to the intended Drawdown Date.

3.2                               Availability.  The conditions referred to in Clause 3.1 are that:

(a)                                 a Drawdown Date has to be a Business Day during the Availability Period; and

(b)                                 the amount of the Loan shall not exceed $222,309,582.29.

3.3                               Drawdown Notice irrevocable.  A Drawdown Notice must be signed by an officer of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4                               Disbursement of Loan.  Subject to the provisions of this Agreement, the Lender shall on the Drawdown Date make the Loan to the Borrower; and payment to the Borrower shall be made to the account which the Borrower specifies in the Drawdown Notice.

4                                         INTEREST AND DEFAULT INTEREST

4.1                               Interest.  The Borrower shall pay interest on the amount of the Loan at a fixed rate of 6.75 per cent. per annum (accruing daily) payable quarterly in arrears from the Drawdown Date until and including the Repayment Date.

4.2                               Payment of default interest on overdue amounts.  The Borrower shall pay interest in accordance with the following provisions of this Clause 4 on any amount payable by the Borrower under this Agreement which the Lender does not receive on or before the Repayment Date or, if payable on demand, the date on which the demand is served or, if immediately due and payable under this Agreement, the date on which it became immediately due and payable.

4.3                               Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at a fixed rate of 8.75 per cent. per annum.

4.4                               Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

4.5                               Compounding of default interest.  Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

5                                         REPAYMENT, PREPAYMENT AND CANCELLATION

5.1                               Repayment of Loan.  The Borrower shall repay the Loan in full together with any other sums owing by the Borrower to the Lender under, or in respect of, this Agreement on the date falling 3 years after the Drawdown Date.

5.2                               Voluntary prepayment.  The Borrower may prepay the whole or part only of the Loan on giving at least 10 days’ prior written notice to the Lender.

5.3                               Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

5.4                               Mandatory prepayment.  The Borrower shall be obliged to prepay the whole of the Loan if, after it has directly or indirectly become the legal and/or beneficial owner of m.v. “KHANNUR”, it enters into another acquisition with the Lender or with any other party on or before the date such acquisition is completed, unless the Lender agrees at such time to refinance the Loan on such terms and subject to such conditions as the Lender may agree with the Borrower acting in good faith.

5.5                               Amounts payable on prepayment.  A prepayment shall be made together with any amount payable under this Agreement in respect of the amount prepaid.

5.6                               No reborrowing.  No amount prepaid may be reborrowed.

6              CONDITION PRECEDENT

6.1                               Conditions.  The Lender’s obligation to make the Loan is subject to the condition that, on the Drawdown Date, but prior to the making of the Loan, no Event of Default has occurred and is continuing or would result from the borrowing of the Loan.

7              REPRESENTATIONS AND WARRANTIES

7.1                               Borrower’s representations and warranties.  The Borrower represents and warrants to the Lender that the following statements are, at the date hereof, true and accurate:

(a)                                 it is duly formed with limited liability under the laws of the Republic of the Marshall Islands and has full power and authority to enter into and perform its obligations under this Agreement;

(b)                                 the execution, delivery and performance of this Agreement:

(i)                                     have been duly authorised by all necessary corporate action on its part; and

(ii)                                  do not contravene any applicable law, regulation or order binding on it or any of its assets or its constitutional documents;

(c)                                  the execution, delivery and performance by it of this Agreement does not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any relevant governmental authority or agency, except such as have been obtained and are in full force and effect; and

(d)                                 this Agreement constitutes its legal, valid and binding obligations.

7.2                               Survival of representations and warranties.  The representations and warranties given in this Clause 7 shall survive the execution of this Agreement.

8                                         UNDERTAKINGS

8.1                               General.  The Borrower undertakes with the Lender to comply with the following provisions of this Clause 8 at all times whilst it has any outstanding obligations or liabilities under this Agreement, except as the Lender may otherwise permit.

8.2                               Notification of Event of Default.  The Borrower will promptly inform the Lender of any event which constitutes or may constitute an Event of Default or which may adversely affect the Borrower’s ability to perform its obligations under this Agreement.

8.3                               Information.  The Borrower will deliver to the Lender such financial or other information in respect of its business and financial status as the Lender may reasonably require including, but not limited to, copies of its unaudited quarterly financial statements and of its audited annual financial statements.

8.4                               Financial covenants.  The Borrower undertakes with the Lender to comply with the provisions of clause 8.4 of the Nordea Facility Agreement as if those provisions (except for the last paragraph of clause 8.4.4) and the relevant definitions contained in clause 1 of the Nordea Facility Agreement were set out herein in full, except references to “the Creditors”, “the Facility Agent” shall be to “the Lender” and with any other necessary consequential modifications, as such provisions may be amended upon review by the Facility Agent in accordance with the last paragraph of clause 8.4.4.

9                                         PAYMENTS AND CALCULATIONS

9.1                               Currency and method of payments  All payments to be made by the Borrower to the Lender under this Agreement shall be made to the Lender:

(a)                                 by not later than 11.00 a.m. (New York City time) on the due date;

(b)                                 in same day Dollar funds; and

(c)                                  to such account of the Lender as the Lender may from time to time notify to the Borrower.

9.2                               Payment on non-Business Day.  If any payment by the Borrower under this Agreement would otherwise fall due on a day which is not a Business Day:

(a)                                 the due date shall be extended to the next succeeding Business Day; or

(b)                                 if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day.

9.3                               Basis for calculation of periodic payments.  Interest and default interest shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

10                                  EVENTS OF DEFAULT

10.1                        Events of Default.  An Event of Default occurs if:

(a)                                 the Borrower fails to pay when due any sum payable under this Agreement unless such failure is due to a technical breakdown or communication error in which case the Borrower shall rectify such non-payment within 3 Business Days of it having been notified of the missed payment by the Lender; or

(b)                                 any breach by the Borrower occurs of any provision of this Agreement (other than a breach covered by paragraph (a)) which, in the opinion of the Lender, is capable of remedy and which continues unremedied 10 Business Days after receipt by the Borrower of a written request from the Lender that the breach be remedied; or

(c)                                  any information given by the Borrower to the Lender in relation to this Agreement proves to be misleading or materially inaccurate or incorrect when made; or

(d)                                 any other loan, guarantee or other obligation of the Borrower exceeding $10,000,000 is declared (or is capable of being declared) by the relevant creditor or creditors due prematurely due to a default, to non-payment or any security in respect thereof becomes enforceable; or

(e)                                  a lien, arrest, distress or similar event is levied upon or against any substantial part of the assets of the Borrower which is not discharged or disputed in good faith within 10 Business Days after the Borrower has become aware of the same; or

(f)                                   a substantial part of the Borrower’s business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason; or

(g)                                  any order shall be made by any competent court or resolution passed by the Borrower for the appointment of a liquidator, administrator or receiver of, or for the winding-up of, the Borrower; or

(h)                                 an encumbrancer takes possession of or a receiver is appointed of the whole or, in the opinion of the Lender, any material part of the assets of the Borrower or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of the Borrower; or

(i)                                     the Borrower shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

(j)                                    any event shall occur which under the law of any jurisdiction to which the Borrower is subject has an effect equivalent or similar to any of the events referred to in Clause 10.1(g), (h) or (i); or

(k)                                 the Borrower ceases or suspends or threatens to cease or suspend the carrying on of its business or a part of its business or disposes of or threatens to dispose of a substantial part of its business or assets which, in the opinion of the Lender, is material in the context of this Agreement; or

(l)                                     it becomes unlawful for the Borrower to fulfil its obligations under this Agreement; or

(m)                             Golar GP LLC ceases to be the General Partner of the Borrower; or

(n)                                 the constitutional documents of the Borrower are amended or varied in any way which is, in the reasonable opinion of the Lender, adverse to its interests in connection with this Agreement.

10.2                       Actions following an Event of Default.  On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)                                 serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are cancelled; and/or

(b)                                 serve on the Borrower a notice stating that the Loan, any accrued interest and default interest, and all other amounts owing under this Agreement, are immediately due and payable or are due and payable on demand; and/or

(c)                                  take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under this Agreement or any applicable law.

10.3                        Termination of obligations.  On the service of a notice under Clause 10.2(a), all the obligations of the Lender to the Borrower under this Agreement shall terminate.

10.4                        Acceleration of Loan.  On the service of a notice under Clause 10.2(b), the Loan and all other amounts accrued or owing from the Borrower under this Agreement shall become immediately due and payable or, as the case may be, payable on demand.

11                                  COSTS

11.1                        Costs.  The Borrower shall pay all reasonable costs incurred by the Lender in connection with the preparation of this Agreement and any and all other costs incurred by the Lender in connection with the facility provided pursuant to this Agreement.

12                                  INDEMNITIES

12.1                        Indemnities regarding the borrowing and repayment of Loan.  The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)                                 the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)                                 the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the Repayment Date or other relevant date;

(c)                                  any failure (for whatever reason) by the Borrower to make payment of any amount due under this Agreement on the due date or, if so payable, on demand; and

(d)                                 the occurrence of an Event of Default and/or the acceleration of repayment of the Loan under Clause 10,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Agreement.

12.2                        Breakage costs.  Without limiting its generality, Clause 12.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount).

13                                 NO SET-OFF OR TAX DEDUCTION

13.1                        No deductions.  All amounts due from the Borrower under this Agreement shall be paid:

(a)                                 without any form of set-off, cross-claim or condition; and

(b)                                 free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

13.2                        Grossing-up for taxes.  If the Borrower is required by law to make a tax deduction from any payment:

(a)                                 the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)                                 the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)                                  the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

13.3                        Exclusion of tax on overall net income.  In this Clause 13  “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

14                                  ILLEGALITY

14.1                        Illegality.  This Clause 14 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)                                 unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)                                 contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

14.2                        Notification and effect of illegality.  On the Lender notifying the Borrower under Clause 14.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 14.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full.

14.3                        Mitigation.  If circumstances arise which would result in a notification under Clause 14.1 then, without in any way limiting the rights of the Lender under Clause 14.2, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement to a subsidiary not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)                                 have an adverse effect on its business, operations or financial condition; or

(b)                                 involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)                                  involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

15                                  TRANSFERS

15.1                        No Transfers.  Neither party may, without the consent of the other party, transfer any of its rights, liabilities or obligations under this Agreement.

16                                  NOTICES

16.1                        General.  Unless otherwise specifically provided, any notice under or in connection with this Agreement shall be given by letter or fax and shall be effective upon receipt; and references in this Agreement to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

16.2                        Addresses for communications.  A notice by letter or fax shall be sent:

(a)                                 to the Lender:

Golar LNG Limited
P O Box HM1593
Par La Ville Place, 4th Floor
Par La Ville Road
Hamilton
HM9X Bermuda

Fax:	+441 295 3494
Attention:	The President

with a copy to:

Golar Management Ltd
13th Floor, One America Square
17 Crosswall
London EC3N 2LB

Fax:	+44(0) 20 7063 7901
Attention:	Chief Accounting Officer

(b)                                 to the Borrower:

c/o Golar LNG Limited
P O Box HM1593
Par La Ville Place, 4th Floor
Par La Ville Road
Hamilton
HM9X Bermuda

Fax:	+441 295 3494
Attention:	The President

with a copy to:

Golar Management Ltd
13th Floor, One America Square
17 Crosswall
London EC3N 2LB

Fax:	+44(0) 20 7063 7901
Attention:	Chief Accounting Officer

or to such other address as the relevant party may notify the other.

17                                  SUPPLEMENTAL

17.1                        Rights cumulative.  The rights and remedies which this Agreement gives to the Lender are:

(a)                                 cumulative;

(b)                                 may be exercised as often as appears expedient; and

(c)                                  shall not, unless explicitly and specifically stated so, be taken to exclude or limit any right or remedy conferred by any law.

17.2                        Severability.  If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Agreement.

17.3                        Third party rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

18                                  LAW AND JURISDICTION

18.1                        English law.  This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

18.2                        Exclusive English jurisdiction.  Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

18.3                        Choice of forum for the exclusive benefit of the Lender.  Clause 18.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)                                 to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)                                 to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

18.4                        Process agent.  The Borrower irrevocably appoints Golar Management Ltd at its registered office for the time being, presently at 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

18.5                        Lender’s rights unaffected.  Nothing in this Clause 18 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.6                        Meaning of “proceedings”.  In this Clause 18, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DRAWDOWN NOTICE

To:                             Golar LNG Limited,

14 Par La Ville Place,

Par La Ville Road,

Hamilton, Bermuda

Attention: The President

Cc:                             Golar Management Ltd

13th Floor, One America Square

17 Crosswall

London EC3N 2LB

Attention: Chief Accounting Officer

[•] 2011

1                                         We refer to the loan agreement (the “Loan Agreement”) dated   October 2011 and made between us as Borrower and you as Lender in connection with a term loan facility of up to US$222,309,582.29.  Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2                                         We request to borrow as follows:-

(a)                                 Amount: US$[•];

(b)                                 Drawdown Date:  [•];

(c)                                  Payment instructions : account in our name and numbered [•] with [•] of [•].

3                                         We represent and warrant that no Event of Default or has occurred or will result from the borrowing of the Loan.

4                                         We confirm that we will indemnity you against any loss or expense which you may sustain or incur as a consequence of the Loan not being drawn, including but not limited to any loss or expenses incurred by you to fund the Loan.

5                                        This notice cannot be revoked without the prior consent of the Lender.

Yours faithfully

Name:
Title:
for and on behalf of
GOLAR LNG PARTNERS L.P.

EXECUTION PAGE

BORROWER

SIGNED by	)	/s/ Georgina Sousa
)
for and on behalf of	)
GOLAR LNG LIMITED	)
in the presence of:	)

[EV]

LENDER

SIGNED by	)	/s/ Georgina Sousa
)
for and on behalf of	)
GOLAR LNG PARTNERS L.P.	)
in the presence of:	)

[EV]